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Exhibit 99.1

SED INTERNATIONAL HOLDINGS REPORTS

THIRD QUARTER FISCAL 2011 FINANCIAL RESULTS

Third Quarter Net Income Grows 88% Year-Over-Year to $1.1 Million or $0.21 EPS on 11% Increase in Sales of $155.7 Million

SED to Host Investment Community Conference Call Today at 4:30 PM ET

TUCKER, GA – May 11, 2011 – SED International Holdings, Inc. (AMEX: SED), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, small appliances and cellular products, today announced financial results for the fiscal 2011 third quarter ended March 31, 2011.

Third Quarter Fiscal 2011 Financial Highlights, Year-over-year Comparisons:

•

Net sales increased 11.1% to $155.7 million.

o

Microcomputer product sales, including handling revenue, increased 14.2% to $139.7 million.

o

Consumer electronics product sales were $16.1 million, compared with $17.9 million in the third quarter of fiscal 2010.

o

US domestic sales, including exports after eliminations, increased 9.9% to $119.5 million.

o

Latin American sales increased 14.9% to $36.2 million. After translation into U.S. dollars, Latin American sales increased 13.3% when measured in local currencies.

•

Operating income improved to $1.6 million compared $1.1 million in the third quarter of fiscal 2010, representing growth of 41.5%.

•

Net income grew to $1.1 million or $0.21 per diluted share in the third quarter of fiscal 2011 compared with net income of $0.6 million or $0.11 per diluted share in 2010.

•

Gross margin as a percentage of net sales for the 2011 third quarter decreased by 9 basis points year-over-year to 5.2%, primarily due to a higher percentage of lower margin hard drive sales. When accounting for the impact of foreign currency transaction gains and/or losses, gross margin as a percentage of net sales decreased by 21 basis point year-over-year and 13 basis points sequentially.

•

As of March 31, 2011 cash and cash equivalents were $9.4 million, up $4.7 million from December 31, 2010. Net trade receivables were $66.5 million, net inventories were $56.9 million, working capital was $20.4 million and total shareholder’s equity was $22.2 million.

•

At March 31, 2011, available borrowings under SED’s credit facilities with Wells Fargo and Helm Bank were approximately $12.8 million, after deducting $4.2 million in reserves for outstanding letters of credit.

Nine Months Ended March 31, 2011 Financial Highlights, Year-over-year Comparisons:

•

Net sales increased 11.2% to $454.4 million.

o

Microcomputer product sales including handling revenue, increased 15.5% to $401.3 million compared with $347.5 million in fiscal 2010.

o

Consumer electronics product sales were $53.1 million, compared with $61.0 million for the nine months ended March 31, 2010.

o

Domestic sales, including exports after eliminations, increased 8.2% to $349.8 million.

o

Latin American sales increased 22.8% to $104.6 million, after translation into U.S. dollars.  When measured in local currencies, Latin American sales increased 18.5%.

•

Gross margin as a percentage of net sales increased to 5.4% from 5.2%. When accounting for the impact of foreign currency gains and/or losses, gross margin as a percentage of net sales for the nine months ended March 31, 2011 was 5.37% compared to 5.30% in the prior year period.

•

Operating income in fiscal 2011 improved to $3.9 million, compared to $1.0 million in 2010, which included a $1.6 million employment settlement charge related to the early retirement of a senior executive.

•

Net income in fiscal 2011 grew to $2.7 million, or $0.54 per diluted share, compared with a net loss of ($0.4) million, or ($0.08) per diluted share in 2010. 1

•

SED’s Return on Invested Capital, or ROIC, thru the third quarter of fiscal 2011 was 7.3% compared to 5.7% thru the third quarter of 2010. SED’s ROIC metric is calculated on an annualized basis using after-tax operating income divided by an average of quarter end stockholders’ equity and debt, net of cash.

Fiscal 2011 Third Quarter and Recent Corporate Highlights

•

Began trading on the NYSE Amex under the ticker symbol “SED” as of March 1, 2011.

•

Entered into lease agreement for new corporate office and expanded distribution center to accommodate capacity demands of growing business.

•

Reached an agreement with Wells Fargo Bank to increase the Company’s revolving line of credit to $55.0 million and to extend the expiration date to January 1, 2015, providing increased support for growth initiatives.

•

Expanded accessories line-up with addition of four new vendors: R&B Films, URC, Black & Decker and Accell Cables.

•

Reserved an additional $250,000 for purchases under its stock repurchase program under which 138,886 shares of SED were repurchased at an average price of $4.24 during the third quarter of fiscal 2011. Since the inception of the repurchase plan in August 2009, SED had repurchased a total of 331,784 shares at an average cost of $3.38 as of March 31, 2011.

“Our third quarter results reflect the continued execution of our growth strategy with notable improvement across our operation,” said Jonathan Elster, SED’s President and Chief Executive Officer. “Domestic revenues continued to show significant growth driven by strong sales among our e-commerce customers and a 14% year-over-year rise in microcomputer product sales. Our Latin American business reported a particularly impressive quarter with record revenues of $36.2 million. This market presents a significant growth opportunity for SED.

“During the quarter we continued to broaden our product offering and drive efficiencies in our operating costs and SG&A expenses resulting in improved profitability. As we conclude our fiscal year ended June 2011, we remain focused on increasing our market share, expanding margins and further growing our bottom line,” Mr. Elster concluded.

Conference Call

SED’s CEO and CFO will host a teleconference and webcast on Wednesday, May 11 beginning at 4:30 p.m. Eastern standard time to discuss the Company’s financial results and recent developments. Interested parties may participate in the conference call by dialing 1-877-941-4775 in the United States and Canada, and 1-480-629-9761 internationally. For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through May 24, 2011. The audio replay can be accessed by dialing 1-800-406-7325 from the United States and Canada, or 1-303-590-3030 internationally, and entering access ID Number 4437465#.

The call will be also be available as a live, listen-only webcast on the “Investor Relations” section of the Company’s website at http://www.sedonline.com. Following the live webcast, an online archive will be available for 90 days.

For more detailed information on the Company’s financial results, please refer to SED’s related Form 10-Q filed with the U.S. Securities & Exchange Commission, which will be accessible online at www.sec.gov or www.SEDonline.com.

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1 Net Income for the nine months ended March 31, 2010 included a $1.6 million employment settlement charge related to the early retirement of a senior executive. Excluding the settlement charge, net income for the nine months ended March 31, 2010 was $0.28 per diluted share.

ABOUT SED INTERNATIONAL HOLDINGS, INC.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances and cellular products.  The Company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets.  Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the U.S. and Latin America.  To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.”  These statements often can be identified by the use of terms such as "may," "will," "expect," "believes," "anticipate," "estimate," "approximate" or "continue," or the negative thereof.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  Any forward-looking statements represent management's best judgment as to what may occur in the future.  However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected.  These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets.  The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the "Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10-Q available at www.sec.gov.

SED International Holdings, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	March 31, 2011	June 30, 2010
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$9,448	$7,445
Trade accounts receivables, net of allowance for doubtful accounts of $836 and $542, respectively	66,500	53,893
Inventories	56,949	47,948
Deferred tax assets, net	382	313
Other current assets	7,079	3,897
Total current assets	140,358	113,496
Property and equipment, net	1,762	926
Total assets	$142,120	$114,422

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$67,264	$61,955
Accrued and other current liabilities	9,511	10,129
Revolving credit facilities	43,140	22,297
Total liabilities	119,915	94,381

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1.00 par value; authorized: 129,500 shares, none issued	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 6,867,891 shares issued and 4,886,558 shares outstanding at March 31, 2011 and 6,739,031 shares issued and 5,044,540 shares outstanding at June 30, 2010	69	68
Additional paid-in capital	70,393	69,957
Accumulated deficit	(30,555)	(33,229)
Accumulated other comprehensive loss	(3,615)	(3,668)
Treasury stock 1,981,333 shares at March 31, 2011 and 1,694,491 shares at June 30, 2010, at cost	(14,087)	(13,087)
Total shareholders' equity	22,205	20,041
Total liabilities and shareholders' equity	$142,120	$114,422

SED International Holdings, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Net sales	$155,731	$140,153	$454,360	$408,515
Cost of sales	147,624	132,746	429,946	387,178
Gross profit	8,107	7,407	24,414	21,337
Operating expenses:
Selling, general and administrative expense	6,521	6,473	20,111	18,735
Employment contract settlement expense	_	_	_	1,600
Depreciation and amortization expense	116	87	329	291
Foreign currency transaction (gain) loss	(88)	(254)	33	(296)
Total operating expenses	6,549	6,306	20,473	20,330
Operating income	1,558	1,101	3,941	1,007
Interest (income) expense:
Interest income	(10)	(26)	(37)	(73)
Interest expense	232	324	727	1,114
Interest, net	222	298	690	1,041
Income (loss) before income taxes	1,336	803	3,251	(34)
Income tax expense	284	244	577	327
Net income (loss)	$1,052	$559	$2,674	$(361)

Basic income (loss) per common share:	$0.23	$0.12	$0.58	$(0.08)

Diluted income (loss) per common share:	$0.21	$0.11	$0.54	$(0.08)
Weighted average number of common shares outstanding:
Basic	4,589,000	4,631,000	4,616,000	4,440,000
Diluted	5,058,000	5,077,000	4,980,000	4,440,000